Exhibit 99.1
Accenture Reports Strong First-Quarter Fiscal 2008 Financial Results,
With Record Quarterly Revenues and EPS
— Revenues increase 19%, to $5.7 billion; EPS up 30%, to $0.60 —
— Company raises full-year EPS outlook to range of $2.36 to $2.41 —
NEW YORK; Dec. 19, 2007 — Accenture (NYSE: ACN) reported strong financial results for the first quarter of fiscal 2008, ended Nov. 30, with net revenues of $5.67 billion, an increase of 19 percent in U.S. dollars and 12 percent in local currency over the same period last year and above the high end of the company’s previously stated outlook. Earnings per share were $0.60, an increase of 30 percent over the first quarter of fiscal 2007. The company also raised its EPS outlook for the full fiscal year by $0.15, to a range of $2.36 to $2.41.
The company achieved the highest quarterly net revenues in its history, driven by record net revenues across all five operating groups, with outstanding top-line performance from its Products, Resources and Communications & High Tech operating groups. Consulting and outsourcing net revenues were also the highest in any quarter, with double-digit increases in both. New bookings were $5.9 billion, with consulting bookings of $3.4 billion. In addition, the company grew operating income by 19 percent.
William D. Green, Accenture’s CEO, said, “We had an outstanding first quarter.  This performance reflects our position as a highly diversified and disciplined business, our global presence, and our position at the core of our clients’ needs for high performance. Maintaining the momentum we established in fiscal 2007, we generated record revenues and grew across every dimension of our business. With $5.9 billion in new bookings, we are seeing strong demand for our services in both consulting and outsourcing.  We continued to return cash to shareholders through payment of a cash dividend and further share repurchases, and we added $3 billion in share repurchase authority.”
Financial Review
Revenues before reimbursements (“net revenues”) for the first quarter of fiscal 2008 were $5.67 billion, compared with $4.75 billion for the first quarter of fiscal 2007, an increase of 19 percent in U.S. dollars and 12 percent in local currency.
▪	Consulting net revenues were $3.46 billion, an increase of 19 percent in U.S. dollars and 12 percent in local currency over the first quarter last year.

▪	Outsourcing net revenues were $2.22 billion, an increase of 20 percent in U.S. dollars and 14 percent in local currency over the same period last year.
Diluted EPS for the first quarter were $0.60, compared with $0.46 in the first quarter last year, an increase of 30 percent.
Operating income increased 19 percent, to $726 million, or 12.8 percent of net revenues, compared with $610 million, or 12.8 percent of net revenues, in the first quarter last year.

Gross margin (gross profit as a percentage of net revenues) for the first quarter of fiscal 2008 was 30.1 percent, consistent with the first quarter of fiscal 2007.
Selling, general and administrative expenses in the first quarter of fiscal 2008 were $970 million, or 17.1 percent of net revenues, compared with $817 million, or 17.2 percent of net revenues, in the first quarter last year.
The company’s effective tax rate for the first quarter of fiscal 2008 was 34.6 percent.
Income before minority interest for the first quarter was $506 million, compared with $406 million for the same period of fiscal 2007.
For the three months ended Nov. 30, 2007, operating cash flow was negative $31 million; property and equipment additions were $89 million; and free cash flow, defined as operating cash flow net of property and equipment additions, was negative $120 million. While free cash flow is typically lowest in the first quarter due to seasonal factors, the negative free cash flow was primarily due to a payment of $143 million as a result of a final determination on reorganization liabilities, which the Company established at the time of its incorporation in 2001.
Accenture’s total cash balance at Nov. 30, 2007 was $2.47 billion, compared with $3.31 billion at Aug. 31, 2007. Cash combined with $205 million of fixed-income securities classified as investments on the company’s balance sheet was $2.68 billion at Nov. 30, 2007, compared with $3.61 billion at Aug. 31, 2007. Total debt at Nov. 30, 2007 was $8 million.
The company recently adopted Financial Accounting Standards Board Interpretation No. 48, (“FIN 48”), which relates to accounting for uncertain income tax positions.  As a result, in the first quarter the company recorded several balance sheet reclassifications, including a $757 million reclassification from current income taxes payable to non-current income taxes payable, as well as a $16 million adjustment to retained earnings related to differences in calculating tax reserves under the new guidance.
New Bookings
New bookings for the first quarter of fiscal 2008 were $5.92 billion.
▪	Consulting bookings were $3.37 billion, or 57 percent of new bookings.

▪	Outsourcing accounted for $2.54 billion, or 43 percent, of new bookings.
Net Revenues by Operating Group
Net revenues for Accenture’s five operating groups were as follows:
▪	Communications & High Tech: $1,312 million, compared with $1,096 million for the first quarter of fiscal 2007, an increase of 20 percent in U.S. dollars and 13 percent in local currency.

▪	Financial Services: $1,244 million, compared with $1,067 million for the same period last year, an increase of 17 percent in U.S. dollars and 9 percent in local currency.

▪	Products: $1,473 million, compared with $1,195 million for the year-ago period, an increase of 23 percent in U.S. dollars and 17 percent in local currency.

▪	Public Service: $709 million, compared with $628 million for the year-ago period, an increase of 13 percent in U.S. dollars and 8 percent in local currency.

▪	Resources: $931 million, compared with $763 million for the same period last year, an increase of 22 percent in U.S. dollars and 14 percent in local currency.
Net Revenues by Geographic Region
Net revenues by geographic region were as follows:
▪	Americas: $2,325 million, compared with $2,090 million for the first quarter of fiscal 2007, an increase of 11 percent in U.S. dollars and 9 percent in local currency.

▪	Europe, Middle East and Africa (EMEA): $2,883 million, compared with $2,303 million for the first quarter of fiscal 2007, an increase of 25 percent in U.S. dollars and 14 percent in local currency.

▪	Asia Pacific: $465 million, compared with $361 million for the year-ago period, an increase of 29 percent in U.S. dollars and 21 percent in local currency.
Share Repurchase Activity
During the first quarter of fiscal 2008, Accenture repurchased or redeemed 16.3 million shares for a total of $619 million, including $238 million for 6.7 million shares repurchased in the open market. At Nov. 30, 2007, Accenture had $4.1 billion of share repurchase authority remaining.
Dividend
On Nov. 15, 2007, a cash dividend of $0.42 per share was paid on Accenture Ltd’s Class A common shares to shareholders of record at the close of business on Oct. 12, 2007. On Nov. 15, 2007, a cash dividend of $0.42 per share was also paid on Accenture SCA Class I common shares to shareholders of record at the close of business on Oct. 9, 2007.
Business Outlook
Fiscal Year 2008
For the full fiscal year 2008, Accenture continues to expect net revenue growth in the range of 9 percent to 12 percent in local currency. The company has increased its outlook for diluted EPS for the full fiscal year by $0.15 to a range of $2.36 to $2.41.

The company now expects operating cash flow in the range of $2.27 billion to $2.47 billion; property and equipment additions to be $420 million; and free cash flow in the range of $1.85 billion to $2.05 billion. The company now expects its annual effective tax rate to be in the range of 32 percent to 34 percent. Accenture continues to target new bookings for fiscal 2008 in the range of $24 billion to $26 billion.
Second Quarter Fiscal 2008
Accenture expects net revenues for the second quarter of fiscal 2008 to be in the range of $5.50 billion to $5.70 billion.
Conference Call and Webcast Details
Accenture will host a conference call at 4:30 p.m. EST today to discuss its first-quarter 2008 financial results. To participate, please dial +1 (800) 230-1074 [+1 (612) 288-0329 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.
A replay and podcast of the conference call will be available online at www.accenture.com for approximately two weeks beginning at 9:45 p.m. EST Wednesday, Dec. 19.  The replay will also be available via telephone by dialing +1(800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 897991 from 9:45 p.m. EST Wednesday, Dec. 19 through 11:59 p.m. EST Wednesday, Jan. 2, 2008.
About Accenture
Accenture is a global management consulting, technology services and outsourcing company. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. With more than 175,000 people in 49 countries, the company generated net revenues of US$19.70 billion for the fiscal year ended Aug. 31, 2007. Its home page is www.accenture.com.
Forward-Looking Statements
Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: our results of operations could be negatively affected if we cannot expand and develop our services and solutions in response to changes in technology and client demand; the consulting, systems integration and technology and outsourcing markets are highly competitive and we might not be able to compete effectively; our results of operations could be affected by economic and political conditions and the effects of these conditions on our clients’ businesses and levels of business activity; our work with government clients exposes us to additional risks in the government contracting environment; clients may not be satisfied with our services; our business could be negatively affected by legal liability that results from our providing solutions or services; liabilities could arise if our subcontractors or other third parties cannot deliver their project contributions on time or at all; our results of operations could be adversely affected if our clients terminate their contracts with us on short notice; our outsourcing services subject us to operational and financial risk; our results of operations may be adversely affected by the type and level of technology spending by our clients; our profitability may suffer if we are not able to maintain favorable pricing rates and utilization rates, if we cannot control our costs, or if we cannot anticipate the cost and complexity of performing our work; our global operations are subject to complex risks, some of which might be beyond our control; our growth and our ability to compete may be adversely affected if we cannot attract, retain and motivate our employees or efficiently utilize their skills; our business may be adversely affected if we cannot manage the organizational challenges associated with the size and expansion of our company; tax legislation or negative publicity related to Bermuda companies could adversely affect us; consolidation in the industries that we serve could adversely affect our business; the share price of Accenture Ltd Class A common shares could be adversely affected by sales, or the anticipation of future sales, of Class A common shares held by our employees and former employees; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission.  Statements in this press release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.
Non-GAAP Financial Information
This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that these non-GAAP financial measures are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
###
Contact:
Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com

ACCENTURE LTD
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	Three Months Ended November 30,
		% of Net		% of Net
	2007	Revenues	2006	Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$5,673,913	100%	$4,754,088	100%
Reimbursements	428,044		412,271

Revenues	6,101,957		5,166,359

OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	3,968,836	69.9%	3,321,844	69.9%
Reimbursable expenses	428,044		412,271

Cost of services	4,396,880		3,734,115
Sales and marketing	520,398	9.2%	436,930	9.2%
General and administrative costs	449,957	7.9%	379,643	8.0%
Reorganization costs, net	8,323		6,079

Total operating expenses	5,375,558		4,556,767

OPERATING INCOME	726,399	12.8%	609,592	12.8%

Gain on investments, net	5,471		2,854
Interest income	37,780		36,307
Interest expense	(5,398)		(5,122)
Other income (expense)	9,237		(2,466)

INCOME BEFORE INCOME TAXES	773,489	13.6%	641,165	13.5%

Provision for income taxes	267,931		235,308

INCOME BEFORE MINORITY INTEREST	505,558	8.9%	405,857	8.5%

Minority interest in Accenture SCA and Accenture Canada Holdings Inc.	(119,813)		(115,813)
Minority interest — other (1)	(4,460)		(5,812)

NET INCOME	$381,285	6.7%	$284,232	6.0%

CALCULATION OF EARNINGS PER SHARE:
Net income	$381,285		$284,232
Minority interest in Accenture SCA and Accenture Canada Holdings Inc. (2)	119,813		115,813

Net income for diluted earnings per share calculation	$501,098		$400,045

EARNINGS PER SHARE:
— Basic	$0.62		$0.47

— Diluted	$0.60		$0.46

WEIGHTED AVERAGE SHARES:
— Basic	611,842,254		598,612,668
— Diluted	839,271,348		875,778,847
Cash dividends per share	$0.42		$0.35

(1)	Minority interest — other is comprised primarily of minority interest attributable to the minority shareholders of Avanade, Inc.

(2)	Diluted earnings per share assumes the redemption and exchange of all Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, respectively, for Accenture Ltd Class A common shares on a one-for-one basis.

ACCENTURE LTD
(In thousands of U.S. dollars)
(Unaudited)
SUMMARY OF REVENUES

				Percent	Percent of
			Percent	Increase	Fiscal 2008
	For the Three Months Ended November 30,		Increase	Local	Quarterly
	2007	2006	US$	Currency	Net Revenues
OPERATING GROUPS
Communications & High Tech	$1,311,732	$1,096,390	20%	13%	23%
Financial Services	1,243,970	1,067,247	17%	9%	22%
Products	1,472,856	1,194,668	23%	17%	26%
Public Service	708,962	627,828	13%	8%	13%
Resources	930,962	762,990	22%	14%	16%
Other	5,431	4,965	n/m	n/m	—

TOTAL Net Revenues	5,673,913	4,754,088	19%	12%	100%

Reimbursements	428,044	412,271	4%

TOTAL REVENUES	$6,101,957	$5,166,359	18%

GEOGRAPHY
Americas	$2,325,221	$2,090,105	11%	9%	41%
EMEA	2,883,329	2,302,680	25%	14%	51%
Asia Pacific	465,363	361,303	29%	21%	8%

TOTAL Net Revenues	$5,673,913	$4,754,088	19%	12%	100%

TYPE OF WORK
Consulting	$3,458,586	$2,909,453	19%	12%	61%
Outsourcing	2,215,327	1,844,635	20%	14%	39%

TOTAL Net Revenues	$5,673,913	$4,754,088	19%	12%	100%

n/m = not meaningful
OPERATING INCOME BY OPERATING GROUP (OG)

	For the Three Months Ended November 30,
	2007		2006
				Percent of	Percent
	Operating	Percent of OG Net	Operating	OG Net	Increase
OPERATING GROUPS	Income	Revenues	Income	Revenues	(Decrease)
Communications & High Tech	$128,032	10%	$134,401	12%	(5%)
Financial Services	179,524	14%	133,892	13%	34%
Products	219,125	15%	207,079	17%	6%
Public Service	68,378	10%	28,362	5%	141%
Resources	131,340	14%	105,858	14%	24%

Total	$726,399	12.8%	$609,592	12.8%	19%

ACCENTURE LTD
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	November 30, 2007	August 31, 2007
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,472,373	$3,314,396
Short-term investments	149,424	231,278
Receivables from clients, net	2,739,840	2,409,299
Unbilled services, net	1,458,688	1,290,035
Other current assets	758,754	726,170

Total current assets	7,579,079	7,971,178

NON-CURRENT ASSETS:
Unbilled services, net	59,695	63,995
Investments	69,100	81,935
Property and equipment, net	834,686	808,069
Other non-current assets	2,204,940	1,821,985

Total non-current assets	3,168,421	2,775,984

TOTAL ASSETS	$10,747,500	$10,747,162

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$6,404	$23,795
Accounts payable	946,989	985,071
Deferred revenues	1,614,886	1,785,286
Accrued payroll and related benefits	2,376,691	2,274,098
Other accrued liabilities	1,066,207	1,894,366

Total current liabilities	6,011,177	6,962,616

NON-CURRENT LIABILITIES:
Long-term debt	2,066	2,565
Other non-current liabilities	2,085,416	978,463

Total non-current liabilities	2,087,482	981,028

MINORITY INTEREST	685,426	740,186

SHAREHOLDERS’ EQUITY	1,963,415	2,063,332

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,747,500	$10,747,162

ACCENTURE LTD
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended November 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$381,285	$284,232
Depreciation, amortization and asset impairments	125,168	144,981
Share-based compensation expense	72,017	62,234
Minority interest	124,273	121,625
Change in assets and liabilities/Other, net	(734,214)	(447,244)

Net cash (used in) provided by operating activities	(31,471)	165,828

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(88,780)	(67,144)
Purchases of businesses and investments, net of cash acquired	(52,375)	(4,862)
Other investing, net	103,752	65,283

Net cash used in investing activities	(37,403)	(6,723)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	149,038	196,970
Purchases of common shares	(619,174)	(723,727)
Cash dividends paid	(333,685)	(293,059)
Other financing, net	12,475	(9,674)

Net cash used in financing activities	(791,346)	(829,490)
Effect of exchange rate changes on cash and cash equivalents	18,197	40,927

NET DECREASE IN CASH AND CASH EQUIVALENTS	(842,023)	(629,458)

CASH AND CASH EQUIVALENTS, beginning of period	3,314,396	3,066,988

CASH AND CASH EQUIVALENTS, end of period	$2,472,373	$2,437,530